Exhibit 99.1

FINAL TRANSCRIPT Conference Call Transcript FOSL - Q1 2010 Fossil, Inc. Earnings Conference Call Event Date/Time: May 11, 2010 / 01:00PM GMT

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FINAL TRANSCRIPT

May 11, 2010 / 01:00PM GMT, FOSL - Q1 2010 Fossil, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Allison Malkin

ICR - IR

Kosta Kartsotis

Fossil, Inc. - CEO

Mike Barnes

Fossil, Inc. - President & COO

Mike Kovar

Fossil, Inc. - EVP, CFO & Treasurer

Mark Quick

Fossil, Inc. - Vice Chairman

CONFERENCE CALL PARTICIPANTS

Neely Tamminga

Piper Jaffray - Analyst

Matt McClintock

Barclays Capital - Analyst

Barbara Wyckoff

Jesup & Lamont - Analyst

Robin Murchison

SunTrust Robinson Humphrey - Analyst

Anna Andreeva

JPMorgan - Analyst

Randy Konick

Jefferies - Analyst

Eric Beder

Brean Murray - Analyst

Cliff Greenberg

Baron Capital - Analyst

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PRESENTATION

Operator

Good morning, ladies and gentlemen and thank you for standing by. Welcome to the Fossil, Inc. first-quarter earnings conference call. At this time, all participants are in a listen-only mode. Following the presentation, we will conduct a question-and-answer session. Instructions will be provided at that time for you to queue up for questions. (Operator Instructions). I would like to remind everyone that this conference call is being recorded today, Tuesday, May 11, 2010 at 8 a.m. Central time. I would now like to turn the conference over to Ms. Allison Malkin of ICR.

Allison Malkin - ICR - IR

Thank you, good morning. Before we begin, you should be aware that during this conference call, certain discussions will contain forward-looking information. Actual results could differ materially from those that will be projected during these discussions. Fossil’s policy on forward-looking statements and additional information concerning a number of factors that could cause actual results to differ materially from such statements is readily available in our Form 10-K and 10-Q reports filed with the SEC.

In addition, Fossil undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

If any non-GAAP financial measure is used on this call, a presentation of the most directly comparable GAAP financial measure and the reconciliation of the non-GAAP financial measure to GAAP will be provided as supplemental financial information to this release under the earnings release section under the Investor Relations heading on Fossil’s website.

Please note that this call is being webcast live on Fossil’s website. It will be available for replay on the website under the Investor Relations heading after the conclusion of the call. And now I would like to turn the call over to Fossil CEO, Kosta Kartsotis.

Kosta Kartsotis - Fossil, Inc. - CEO

Thanks, Allison. Good morning, everyone and thanks for joining us. With us today are Mike Barnes, our President and COO; Mike Kovar, our CFO; Mark Quick, our Vice Chairman; and Jennifer Pritchard, our President of Retail.

As reported in our press release this morning, 2010 is off to a strong start with record sales, increasing gross profit and operating margins and record earnings. During the quarter, we saw marked improvement in our two main businesses — the total Fossil brand and our overall watch business. The improving market conditions and increasing consumer interest in the watch category and strong comp sales in our Fossil retail stores all contributed to the strong performance.

Specifically, for the first quarter, net sales increased 21.7%, 17.5% in constant currency, to $393 million. We generally saw a strengthening of our business on a global basis across each of our product categories. Although this was particularly evident in markets where economic conditions were stable and improving like the US and Asia, we also experienced noticeable improvements in Europe from the prior quarter.

During Q4 last year, we began to see a favorable cycle for watches developed in the United States. Our product innovations and the clear brand messages across our watch assortments helped capitalize on the trend leading to marketshare gains last year and continuing into the first quarter. Improving market conditions and sell-through at retail has also encouraged our wholesale customers to begin increasing their retail stocking levels reversing the trend we experienced last year.

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FINAL TRANSCRIPT

May 11, 2010 / 01:00PM GMT, FOSL - Q1 2010 Fossil, Inc. Earnings Conference Call

The Fossil brand also continues to reap rewards with strong sales growth and increased margins across our total stores platform. Combined with our e-commerce and catalog initiatives, our retail store growth is continuing to boost awareness of the Fossil brand, capture consumer mind share, resulting in increased sales through both our retail and wholesale channel.

We therefore continue to focus on our key initiatives of increasing our direct-to-consumer footprint, growing our international presence and utilizing our global design and distribution infrastructure to deliver great innovative products to consumers globally.

Highlights of the quarter included the growth of the Fossil brand. Global sales of Fossil branded products increased 15% during the quarter in constant currency, driven mainly by increases in our watch and jewelry categories. We also grew the global watch sales by 22% in constant currency with impressive gains across the majority of our owned and licensed watch brands.

We expanded our global footprint as evidenced by the 30% increase in direct-to-consumer sales, double-digit sales gains in Asia and strong growth in our Fossil leathers business in Europe and Asia. Innovative product, a consistent brand message and a great customer experience drove our sales performance.

Our retail stores delivered comp increases across all geographies resulting in a 19.4% increase in comp store sales for the quarter, which is on top of a 5% comp gain in the first quarter of last year. Clearly, these results reflect the strength of the brand and our ability to attract consumers both in new and existing markets. We also improved our operating performance, generating a 3.4 percentage point increase in gross profit margin to 55.8% of net sales and 115% increase in operating income resulting in an operating margin of 13%.

And finally, we continue to maintain a strong balance sheet with significant cash balances, little debt in inventory, inventories that are lean and current and at levels that are 12% less than last year.

As we look ahead, we expect our positive performance to continue. Validating our optimism is the continued positive momentum in our comp store sales as we begin the second quarter and the very favorable response to our offerings at Market Week in New York last week. We clearly are operating from a position of strength. We believe we are uniquely suited to capitalize on market opportunities given our global distribution network, our growing direct-to-consumer businesses and our compelling portfolio of brands. With that, I would like to turn the call over to Mike Barnes.

Mike Barnes - Fossil, Inc. - President & COO

Thanks, Kosta. Good morning, everyone. As you will notice from our press release this morning, we made some slight changes to our segment reporting versus previous quarters as we believe this provides a much more consistent view of our businesses across each region and channel. I will continue to offer the same color on our brands, businesses and geographies as I always do, but in this new format. Also, to keep things simple, I will continue my typical practice of providing sales highlights in constant currency.

As Kosta mentioned, our first-quarter sales were led by increases in the watch category at wholesale, principally in North America and Asia and at retail globally. Our North American business, which includes the US, Canada and Mexico, experienced a 29.8% increase in wholesale shipments for the quarter with watches up 50.1% and our non-watch categories up 6.5%.

While we experienced growth across each market, the US really led the way. The primary driver of our US growth was our watch business as a result of great innovation in our product designs across all brands. In addition, we were able to capitalize on the favorable watch cycle that began during the holiday season.

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FINAL TRANSCRIPT

May 11, 2010 / 01:00PM GMT, FOSL - Q1 2010 Fossil, Inc. Earnings Conference Call

As watches gain share in the broader accessories category, we also gained share in watches, creating a win-win scenario. Hence, we experienced solid growth across most of our watch businesses with Fossil, Michele, and Michael by Michael Kors being the standouts. In fact, our Fossil watch business has experienced a significant uptrend over the past six months. Great designs, new materials and the continued value proposition are driving increasing sell-through across all doors.

Michael Kors watches continue to be our fastest-growing watch business in the US. Q1 shipments were up almost 200% fueled by new door growth and great comp results in existing doors. While the average retail pricing for the assortment is in the mid-$200 range, consumers continue to focus on owning the innovative styles at all price points, including those priced at over $400 retail. The introduction of the brand into our international markets is in the early stages right now and we expect strong growth in Europe and Asia as the brand continues to gain momentum.

Our proprietary luxury brand, Michele, experienced double-digit increases in wholesale shipments for the quarter. Michele outperformed the overall category of luxury watches in the market throughout last year and we saw this trend continue during the first quarter this year. Michele’s great brand identity, styling and luxury value offerings continue to be key elements in driving marketshare gain.

On the accessory side, our North American business experienced a 6.5% increase in wholesale shipments during the first quarter with increases across each market. While the accessory business in general and handbag business specifically saw less explosive growth as compared to watches, retail sell-through numbers, including handbags, across all channels were in line or slightly above the overall accessory category.

Our wholesale shipments for handbags were slightly down, offset by increased shipments for women’s small leathers and belts, as well as the men’s leather category. Based on the positive sell-out information I just mentioned, we expect that handbags will participate in our growth initiatives for the balance of the year.

Jewelry was another standout category in the quarter for the US. I reference the US market rather than North America as the Fossil accessory jewelry line is created for and sold primarily in the US market. A Fossil accessory jewelry offering recorded a 111% increase in the first-quarter domestic shipments. The results have been similar to what we are seeing in watches with very nice increases in demand. Jewelry remains a relatively new category for us in the US as we just launched it a few years ago. So we continue to be very excited about the opportunities in front of us as we continue to expand our market presence.

We also experienced significant growth in our overall North American distributor, duty-free and travel retail businesses. As our partners in these businesses have now normalized their inventory positions from the economic disruption we had last year, our shipments more than doubled that of the prior-year quarter.

Now on to the international wholesale business segment. In the first quarter, our international growth was led by our Asia-Pacific region with shipments up 10.8% in constant currency and a strong performance in many of our markets in this region with Japan and Korea being the standouts. As you may recall, Korea had been predominantly a third-party distributor market that we have been transitioning to a wholly-owned subsidiary market. As part of this changeover, we accommodated a $4 million product return during the first quarter from our Korean third-party distributor. If you exclude the impact of that return, our Asia-based net sales would have reported a 24% increase, which gives you a great idea of the dynamic growth we are experiencing in the region.

Driving sales throughout the region was double-digit growth in Fossil watches, as well as most of our licensed watch brands. In addition, we continued the successful expansion of our leather offerings outside the US with growth of 77% in Asia during the quarter, including strong performances by both our Fossil men’s and women’s offerings. Obviously this growth is off a small base, but we continue to see the Asia-Pacific region as a significant growth opportunity for the categories.

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FINAL TRANSCRIPT

May 11, 2010 / 01:00PM GMT, FOSL - Q1 2010 Fossil, Inc. Earnings Conference Call

In Europe, wholesale shipments declined 1.3%, which represented a considerable sequential strengthening in shipments from the fourth quarter decline of 5.7% and in line with our expectations, especially given that the continent continues to lag the US in terms of economic recovery and it is experiencing other economic uncertainties in other countries.

But even in this environment, I can tell you we are continuing to see sequential improvement. Sales have turned modestly positive in the second quarter to date, which we are now almost halfway into. Our licensed watch brands performed better than our proprietary brands this past quarter, but overall, we are very pleased with the uptrend that is starting to emerge.

Total jewelry shipments declined by 6% in Europe. Increased sales of our Armani jewelry was more than offset by declines in Fossil, which is our most penetrated jewelry brand and DKNY as we anniversaried the rollout of DKNY that launched in the third quarter of 2008. Overall though, we continue to foresee the jewelry category as one of our strongest growth opportunities on a global basis.

In the leather category, our expansion in Europe continued favorably and we are excited about the long-term potential to extend this category throughout the continent. In total, Fossil wholesale leather shipments rose by 22% during the quarter with strong sales gains across both women’s and men’s product lines. We believe the growth of our own store base in Europe is continuing to improve the Fossil brand awareness across all categories, leading to further opportunities for wholesale expansion. We continue to invest in design, product development, sales and marketing teams in this region to broaden our opportunity beyond the limited department store channel this product exists in today.

Globally, our direct-to-consumer segment continued its very strong performance from fiscal 2009 growing by 29.6% during the quarter as a result of continued store growth, comp store sales increases of 19.4% globally and e-commerce initiatives. E-commerce sales grew by 26% in the first quarter, strengthening from the 9.5% increase in the fourth quarter and this was on top of a 26% increase in last year’s first quarter.

We continue to see great reaction to our offerings on the Web and in our catalogs. Currently, we operate e-commerce sites in the US, Germany, the UK, Singapore and Australia and our expectations are to expand this footprint over time. However, right now, our principle growth engine in this direct-to-consumer segment is the Fossil accessory store concept, which delivered US and global comp increases of 23.7% and 14.6% respectively in a full-priced environment.

Our outlet stores, which we utilize primarily to clear discontinued product, reported comp store increases of 22% during the quarter. This is following a 9.2% increase last year. And with a very clean inventory, we are generating record gross margins throughout our outlet channel.

Easter shifted into March this year versus April last year, which benefited the first quarter. That said though, we are off to a very strong start in the second quarter with robust performance in April. In fact, comparable store sales for April were up double digits with this trend continuing thus far into May and if we look at the March/April combined comps, the increase was 15.9%.

Globally, we ended the quarter with 355 stores and occupied 638,000 square feet compared to 590,000 square feet at the end of the first quarter of 2009. This includes 220 full-priced accessories stores, 129 of which are located outside the United States and 89 outlet locations, including 17 outside the US.

Additionally, we ended the quarter with 33 apparel stores and 13 multibrand stores. This compares to 325 stores at the end of the prior-year first quarter, including 195 full-priced accessories stores with 107 being outside the US and 80 outlet stores, including nine outside the US, plus the 33 apparel stores in 17 multibrand stores.

During the first quarter, we opened six new doors and closed five existing locations. We remain on track to open approximately 50 new doors in 2010, the majority of which will be our full-priced accessory concept. In addition, our new store expansion will continue to focus outside the US for now.

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FINAL TRANSCRIPT

May 11, 2010 / 01:00PM GMT, FOSL - Q1 2010 Fossil, Inc. Earnings Conference Call

As we mentioned on our fourth-quarter call, our priority in 2010 is to focus on sales productivity growth by closing less productive locations, as well as opening new stores in great locations. To that extent, our 2010 plans include the closing of about 27 existing locations coinciding with natural lease expirations. At this time, I will turn the call over to Mike Kovar.

Mike Kovar - Fossil, Inc. - EVP, CFO & Treasurer

Thanks, Mike. I will start off by summarizing our first-quarter 2010 versus 2009 results from this morning’s press release. Net sales increased 21.7%, or 17.5% in constant dollars to $393.2 million compared to $323 million. Gross profit margin rose 340 basis points to 55.8% of net sales compared to 52.4% of net sales. Operating income increased 115.4% to $51.3 million or 13% of net sales compared to $23.8 million or 7.4% of net sales.

Net income increased 107.3% to $35.9 million compared to $17.3 million and diluted earnings per share rose 103.8% to $0.53 per diluted share on 68 million shares compared to $0.26 per diluted share on 66.7 million shares.

The sales mix breakdown for the quarter in order of magnitude with comparable prior-year levels was as follows — 39% from North American wholesale activities versus 36% last year; 29% from Europe wholesale activities versus 33%; 10% from Asia-Pacific wholesale activities, which is relatively unchanged from the prior-year quarter; and 22% from worldwide direct-to-consumer businesses versus 21% last year.

The 21.7% increase in reported net sales for the quarter consisted of the following increases and decreases by segment. Sales from our North American wholesale businesses, which Mike alluded to earlier now including our US, Canada and Mexico operations, grew by $36.3 million, or 30.9% to $153.8 million. Excluding $1.3 million from favorable currency comparisons to Q1 last year, North American wholesale sales increased by 29.8%.

Sales from our Europe wholesale operations increased by $5.1 million, or 4.7% to $112.5 million. Excluding currency that favorably impacted sales in this region by $6.5 million in comparison to the same quarter last year, Europe wholesale sales fell by approximately 1.3%.

Sales from our Asia-Pacific wholesale operations increased by $7.1 million, or 22.5% to $38.7 million. Again excluding currency that favorably impacted sales by $3.7 million in comparison to Q1 last year, Asia-Pac wholesale sales grew by 10.8%. And as Mike mentioned, excluding the sales return from our Korean distributor in the first quarter, net sales grew by 23.5% in constant currency.

And sales from our direct-to-consumer businesses increased by $21.7 million, or 32.6% to $88.2 million. Excluding currency that favorably impacted sales by $2 million, direct-to-consumer sales increased by 29.6%.

First-quarter gross profit margin increased by 340 basis points to 55.8% compared to 52.4% in the prior-year quarter. This expansion in gross profit margin, coupled with higher levels of sales, resulted in gross profit increasing by $50 million, or 29.5% to $219.4 million in comparison to $169.4 million last year. A weaker US dollar in comparison to the prior-year quarter contributed 130 basis points to the improvement in gross profit margin.

Additionally, gross profit margin also benefited from reduced levels of low-margin sales through off-price liquidation channels and an increase in the sales mix of higher-margin licensed watch products, as well as higher-margin direct-to-consumer sales in comparison to the prior-year quarter.

We expect continued gross margin improvement over the balance of fiscal year 2010 primarily due to a higher mix of direct-to-consumer and wholesale watch sales. Additionally, we expect Q2 to also benefit from reduced levels of off-price liquidation sales in comparison to last year.

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FINAL TRANSCRIPT

May 11, 2010 / 01:00PM GMT, FOSL - Q1 2010 Fossil, Inc. Earnings Conference Call

As a percentage of sales, first-quarter operating expenses decreased to 42.8% compared to 45.1% in the prior-year quarter. Total operating expenses increased by $22.6 million and included $5.1 million of additional expenses from the translation of foreign-based expenses as a result of the weaker US dollar in comparison to the prior-year quarter.

In constant dollar terms, operating expenses increased by $17.5 million, primarily the result of our increased sales. Our wholesale and corporate cost areas accounted for $7.5 million and $3.6 million respectively of this increase while our direct-to-consumer segment operating expenses increased by $6.4 million.

Expense increases associated with our wholesale segments were primarily attributable to increased payroll and increased marketing expenses while increased expenses within the direct-to-consumer segment were primarily attributable to our store growth.

For fiscal year 2010, we anticipate operating expenses as a percentage of sales to remain at or slightly above 2009 levels. This is primarily due to the normalization of compensation and other expenses that we reduced in 2009, a higher sales mix of direct-to-consumer sales, which carry a higher SG&A component, but also generate higher gross profit margins and further investments to support our current and long-term growth initiatives.

As a percentage of sales, operating income increased to 13% in the first quarter compared to 7.4% in the prior-year quarter. Increased net sales, improved gross profit margin and operating expense leverage resulted in operating income increasing by $27.4 million or 115.4% to $51.3 million in comparison to $23.8 million in the prior-year quarter. During the first quarter, operating income was favorably impacted by approximately $5.1 million as a result of the translation of foreign-based sales and expenses into US dollars.

Other income and expense decreased unfavorably by $2.5 million during the first quarter and this decrease was principally the result of lower levels of foreign currency transaction gains experienced in this quarter as compared to the prior-year quarter, primarily due to the strengthening of the US dollar against certain foreign currencies since the end of 2009.

We were able to reduce the level of losses associated with changes in currency rates during the first quarter by settling a significant portion of our US-denominated payables in Europe through the use of foreign contracts at rates in excess of the prevailing rates at the dates of settlement.

Income tax expense for the first quarter was $15.7 million resulting in an effective income tax rate of 30.4%. For the prior-year quarter, income tax expense was $9.3 million resulting in an effective tax rate of 35%. The lower effective tax rate for the first quarter was the result of a higher proportion of foreign income, which was taxed at lower effective tax rates and the recognition of previously unrecognized tax benefits. We estimate our fiscal 2010 effective rate will approximate 35%, excluding any discrete events.

Finally, first-quarter net income increased by $18.6 million, or 107.3% to $35.9 million, or $0.53 per diluted share inclusive of a favorable $0.05 per diluted share impact related to the weaker US dollar. This compares to net income of $17.3 million, or $0.26 per diluted share in the prior-year quarter.

Now turning to the balance sheet. We ended the first quarter with cash, cash equivalents and securities available for sale totaling $458.2 million compared to $202.9 million at the end of Q1 2009 and we have $7.9 million in total debt. Inventory at quarter-end was $250.3 million, representing a decrease of 12.2% from the prior-year quarter-end balance of $285.1 million. Although our inventories decreased as a result of strong sales, we believe our inventories and sourcing resources are well-positioned to meet our sales growth expectations for the balance of fiscal 2010.

While wholesale sales increased by 18.9% during the first quarter, accounts receivable increased by only 3.3% to $163.7 million compared to $158.4 million at the end of the prior-year quarter. Days sales outstanding for our wholesale segments for the first quarter was 47 days, which decreased from 54 days in the prior-year quarter, primarily driven by a reduction in the sales mix of international-based sales that generally result in longer collection cycles than those experienced in the US.

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FINAL TRANSCRIPT

May 11, 2010 / 01:00PM GMT, FOSL - Q1 2010 Fossil, Inc. Earnings Conference Call

During Q1, we had capital expenditures of approximately $9.5 million and are expecting fiscal year 2010 capital expenditures of $55 million to $65 million. We expect that a majority of the 2010 capital expenditures will be related to new store openings, store remodels and the continued rollout of our SAP POS system to our retail stores in Europe. Depreciation and amortization expense for the first quarter of 2010 totaled $10 million and we estimate full-year 2010 depreciation and amortization expense of $41 million to $43 million.

As it relates to our guidance for 2010, for the second quarter, we expect reported and constant dollar net sales to increase in a range of 20% to 22%. Second-quarter diluted earnings per share are expected to be in a range of $0.32 to $0.34 and we don’t expect currency to have a significant impact on second-quarter earnings in comparison to the prior-year period.

For fiscal year 2010, we expect reported net sales to increase in a range of 12% to 14% with constant dollar sales increasing in a range of 14% to 16%, fueling operating margins to 15% to 15.5% in comparison to 13.7% at fiscal 2009.

Diluted earnings per share for the year are expected to be in a range of $2.55 to $2.65. This range includes an unfavorable currency impact of approximately $0.10 per diluted share, primarily related to the translation impact of an average stronger dollar for the full year. The $0.10 is also net of expected hedging gains.

As always, our forward guidance is based upon the current prevailing rate of the US dollar compared to other foreign currencies for countries in which we operate and we have pegged the euro at $1.28 for guidance purposes. And now I will turn the call over to the operator to begin the question-and-answer portion of the call.

Operator

(Operator Instructions). Neely Tamminga, Piper Jaffray.

Neely Tamminga - Piper Jaffray - Analyst

Great, good morning, guys and super congratulations. I think they just do everything bigger in Texas, including earnings [beats]. A couple of things, if you don’t mind. The watch sales being up 50% and coming largely from the US, could you dissect that a little bit more with some numbers? Just maybe talking through units. I think you guys started to talk in Q4 about really seeing that unit demand pick up. So maybe getting us to understand that and then giving some of the comp metrics as well as to the drivers. And then just please address — this is a ginormous amount of cash. Just wondering what you are thinking there.

Kosta Kartsotis - Fossil, Inc. - CEO

On the watch side, we — as we talked about on our last call, the stuff that is selling is not necessarily lower in price. In fact, our best-selling styles in all brands are probably the higher-priced things and that is new ideas, new materials, new innovation, new technologies, etc. So we are selling a lot of that stuff and additional units just because the market has a tailwind right now. So a combination of both higher-priced items and additional units. And we are seeing this in the United States especially. We are starting to see some of this start to happen in Europe as well.

[joking] We think, quite honestly, because of the new materials, new ideas and things that are in the market and some of the identification of trends that we have seen, that this could be a change that could last for a while and we are thinking maybe 10 years or so might be a good number. But in any case, we have got a nice tailwind behind us.

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FINAL TRANSCRIPT

May 11, 2010 / 01:00PM GMT, FOSL - Q1 2010 Fossil, Inc. Earnings Conference Call

Neely Tamminga - Piper Jaffray - Analyst

That’s great and maybe a little bit on the cash, what you guys are thinking there.

Mike Barnes - Fossil, Inc. - President & COO

The one other comment I would make on the watches, Neely, is that — as I said in the prepared remarks, we have got a win-win situation with the combination of a big uptrend in the watch category at-large and then within that category, we have data that points to the fact that we have grown more than the overall category. So that really creates a big win for us.

Neely Tamminga - Piper Jaffray - Analyst

Fabulous. Mike, the cash?

Mike Kovar - Fossil, Inc. - EVP, CFO & Treasurer

The cash?

Neely Tamminga - Piper Jaffray - Analyst

The cash?

Mike Kovar - Fossil, Inc. - EVP, CFO & Treasurer

Sort of a high-class problem, right? We are looking opportunistically, obviously, as we move forward with both our current and our long-term growth plans. We will analyze what we feel is best for future actions with regard to cash. We are going to remain open to opportunities as far as new license or acquisitions. But right now, there is nothing that is in the pipeline from that perspective. So that is kind of where we stand.

Neely Tamminga - Piper Jaffray - Analyst

But you are preferring some form of additive acquisition or something like that over maybe a redistribution?

Mike Kovar - Fossil, Inc. - EVP, CFO & Treasurer

Well, I think if you look at our historical cash flows and with the earnings growth we are expecting for the balance of this year, (technical difficulty) we continue to expect to grow earnings over the long term. We will continue to generate enough cash to have multiple opportunities that would include acquisitions, as well as continued share buybacks and other alternatives to reward shareholders.

Neely Tamminga - Piper Jaffray - Analyst

Great, thanks, guys. Congratulations on a job well done.

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FINAL TRANSCRIPT

May 11, 2010 / 01:00PM GMT, FOSL - Q1 2010 Fossil, Inc. Earnings Conference Call

Operator

Matt McClintock, Barclays Capital.

Matt McClintock - Barclays Capital - Analyst

Sorry about that. Good morning, everyone. Great quarter. I guess my first question is, on the last quarter, you talked about trends in Europe and you said that essentially, on the continent, the trends were relatively the same across all the different countries with maybe some strength in the United Kingdom. I was wondering if you could provide some color regarding Europe, the same trends during the first quarter and maybe going into April and May?

Mike Barnes - Fossil, Inc. - President & COO

Sure, Matt. Basically looking at Europe, there are a couple of things going on. Number one, as it kind of came into this economic recession later than the US did and we fully expected them to come out of it later, as we have said over past calls. And we are seeing that. On top of that of course, we see these other economic disruptions that are happening with some countries, especially southern Europe right now and that is probably going to have some effect as well.

Having said that, we continue to see Europe improve quarter-over-quarter sequentially. As we said, it was down in constant currency 1.3% compared to 5.7% in the fourth quarter last year. And as we have moved into the second quarter, we have seen that improve to the point where we are seeing modest gains in sales in Europe.

So similar to the US. We are starting to see watches start to really gain some momentum on some heat in Europe and I think we’re going to see that continue through the year. How much it improves and grows, we will see, but we do feel like we are seeing sequential improvement and continuing improvement and that we will see that help us out.

The other thing I would point out is that, in some of the countries that are having some of the biggest problems, they are not our largest markets in Europe. For instance, there is so much talk about Greece right now. We have a third-party distributor in Greece and it is a relatively small volume for us, so there is not a big potential for downside there and most of the other southern European markets are the same. We are continuing to see Italy perform pretty well for us. Spain is a joint venture for us that is not a consolidated entity. So in most of the markets, they are the larger markets of Germany, UK, France, etc. and we are seeing continued improved performance in those markets.

Mike Kovar - Fossil, Inc. - EVP, CFO & Treasurer

This is Mike. I’ll also add, as we talked about in the fourth quarter with the UK primarily being the outlier as far as the performance in Europe, UK has continued to see increases year over year, but we also are seeing increases in some other markets in Europe as well in the first quarter and that is in comparison to most every market other than the UK being down in Q4. So that sequential improvement is coming through in a lot of different markets.

Mike Barnes - Fossil, Inc. - President & COO

One other thing, Matt, I would add to that is, if you look at our retail businesses in Europe, again, we saw a 7.8% positive comp on top of a double-digit 14.6% comp last year. So the strength of our offerings is really good right now and that is going to bode well for us.

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FINAL TRANSCRIPT

May 11, 2010 / 01:00PM GMT, FOSL - Q1 2010 Fossil, Inc. Earnings Conference Call

Operator

Barbara Wyckoff, Jesup & Lamont.

Barbara Wyckoff - Jesup & Lamont - Analyst

Hi, everyone. Great job on first quarter. Kosta, where do you see operating margins going over time? What would be a reasonable goal? And then the second question for you, how do you envision your business model, let’s say, three years from now, sort of penetration by business, geographic distribution and then could you update us on China?

Kosta Kartsotis - Fossil, Inc. - CEO

As far as the business model goes, I mean obviously we have got two rather large core businesses are Fossil brand totally. As you see from our comps and the growth we have had, not just in the United States, but globally, almost every market we have gone into, we have had great success with our retail stores. And the comps continue to increase. We have had great comps over the last several years as we have improved the brand, made it more focused. You go in our stores, you can see it in real life. For example, we just remodeled our store on Fifth Avenue, which is kind of a flagship for us in New York City. I would encourage you to go in the store and see it. It is really terrific.

You can also see our most recent catalog online on Fossil lifestyle if you go in and look at it. But you really have to see the change in the brand, the more aspirational focused nature of it to really kind of understand where the Fossil brand is going. We think this is a huge long-term significant global opportunity for us as the brand resonates around the world.

We have a three-pronged strategy, Web, store, catalog to communicate the brand. We are doing that in the United States. As you know, we have expanded Web activity. We have Fossil websites in Europe and Asia right now. We are going to be testing the catalog in Germany. We are getting increases in traffic in our stores and our websites throughout Europe. So the Fossil brand is going to continue to grow to a very large scale. And that is a huge opportunity for us, especially as we have a tailwind behind us.

And then we have this sort of dominant global watch model, which is — now that there is a tailwind behind us that is a very flexible distribution channel, you can see where we have the opportunity with relatively short leadtimes to capture sales and move forward. We have got a lot of identification of trends that are happening. We have a huge amount of infrastructure for design and execution that is ongoing, that is very powerful. And both those businesses we think are going to be very large. Where it ends up three years from now and what percent is which, they are both going to grow at a very fast rate and we think that it is going to give us a lot of opportunity.

As far as the operating income percent, we’ve always targeted that 16.9% or 17%. We think that, as we continue to leverage investments we have made around the world in infrastructure, POS systems, SAP, etc., the margins on these categories are very high. We think, as we get larger, that we can move towards that 16.9% or 17% and we are focused on that. We do look at other companies and look at what the operating margin potentials are in retail and distribution categories similar to ours. And we think that 16.9% is very doable.

Mike Kovar - Fossil, Inc. - EVP, CFO & Treasurer

Barbara, I would also add on that point, if you look back to I think 2006 operating margin levels; 2007, I think we were at 10% as well. So we have seen a nice progression over the last three or four years even in the middle of all this economic chaos. And as we alluded to in the prepared remarks, we are expecting operating margins to come in somewhere between 15% and 15.5% this year. So 2007, when we built the five-year plan back before the world changed, we kind of targeted 2012. And with that reset, I would say that we are probably a year or so away from that relative to the initial expectation, but obviously we are making a lot of progress this year.

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FINAL TRANSCRIPT

May 11, 2010 / 01:00PM GMT, FOSL - Q1 2010 Fossil, Inc. Earnings Conference Call

Mike Barnes - Fossil, Inc. - President & COO

Barbara, I will take your last question about China. We continue to see big, big opportunities in China. But not just China, throughout a lot of the Asian region to the point that we mentioned in the remarks that Japan and Korea were standouts in the Asia region and we have even realigned a lot of our resources. We have put one of our best senior vice presidents really focused on these big, big opportunistic markets like China and Korea, Japan and even India long term. So we think that we will see continued development and growth in those regions and that they will lead the way in terms of percentage growth as we go forward.

Barbara Wyckoff - Jesup & Lamont - Analyst

Mike, can you talk a little bit about Japan? Why was Japan so strong? Everyone talks about how disastrous the market is. Yet your performance was really bucking the trend. What is going on there?

Mike Barnes - Fossil, Inc. - President & COO

Well, what we are doing is we have gotten very focused on Japan. Out of those markets I just mentioned, we entered places like India, China and Korea all within the last three years. In Japan, we have been in for quite some time, but we have really gotten ourselves very, very focused on that market because we realize the importance of it and we are seeing some great results there.

And you can’t overlook the fact that we have opened over the past couple of years a number of stores in the Japan market and we are seeing that really grow the Fossil brand within that market. Big opportunities to grow there both in the Fossil brand and in the watch category in general. So there is just really a lot of opportunity in the market that we just haven’t penetrated yet and we felt like we needed to get really focused on that.

Barbara Wyckoff - Jesup & Lamont - Analyst

How many stores do you have in Japan?

Mike Barnes - Fossil, Inc. - President & COO

We’ve got five stores? Five comp stores at this time and they comp about over 15%.

Barbara Wyckoff - Jesup & Lamont - Analyst

Wow. All right, thanks. And then just last question for Mike Kovar, the current liabilities went up 82%. What is happening there?

Mike Kovar - Fossil, Inc. - EVP, CFO & Treasurer

Current liabilities? That would just reflect various accruals. A lot of that could be compensation- related based upon when payments are made on payroll plans around the world. Also just various accrued liabilities associated with the growth in our watch business like increasing warranty reserves, etc.

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FINAL TRANSCRIPT

May 11, 2010 / 01:00PM GMT, FOSL - Q1 2010 Fossil, Inc. Earnings Conference Call

Barbara Wyckoff - Jesup & Lamont - Analyst

Okay. Thanks, good luck. Great job.

Operator

Robin Murchison, SunTrust Robinson Humphrey.

Robin Murchison - SunTrust Robinson Humphrey - Analyst

Good morning, guys. So clarification, Mike, operating expenses at or slightly above last year’s levels and you are talking about in terms of percentage, correct?

Mike Kovar - Fossil, Inc. - EVP, CFO & Treasurer

That’s correct.

Robin Murchison - SunTrust Robinson Humphrey - Analyst

Okay. And then will — will you also talk a little bit about what is going on with handbags. You are expecting an improvement or a pick-up. But what is going on there? I don’t know if you want to address it as Relic, Fossil or Michele or however, just shed some light.

Mark Quick - Fossil, Inc. - Vice Chairman

Robin, it’s Mark. I will take your call on handbags. As you know, the category was a hot category for many years and in the last probably 18 months, has slowed down somewhat as a trend category within the total accessories area.

One of the things though that I would say to you is our offering continues to update itself. We have added important classifications, new looks and I think the design engine is as strong there as it is in our watch area.

That said, our retail performance in first quarter in the US has actually been pretty good. We have had double-digit increases with our key retail customers throughout the first quarter. So we expect that trend to start to reflect itself in the wholesale shipments as well.

Robin Murchison - SunTrust Robinson Humphrey - Analyst

Good, thank you. And then also in terms of your watch — I think you indicated that Michael Kors — that those watches had not moved to Europe just yet or they were beginning to move over to Europe. Is that correct?

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FINAL TRANSCRIPT

May 11, 2010 / 01:00PM GMT, FOSL - Q1 2010 Fossil, Inc. Earnings Conference Call

Kosta Kartsotis - Fossil, Inc. - CEO

Yes, we are starting to put them in different places around the world, and we are starting to see the beginnings of trends in different parts of the world, Asia and Europe, where this brand is going to be very hot and significant outside the United States as well as the US. So it is going to be a very term scalable opportunity for the Company.

Robin Murchison - SunTrust Robinson Humphrey - Analyst

Good. So tell me this, because the ceramic watch, sort of was I think Chanel a few years ago, moved Europe to the States. So are you saying that this big oversized gold tone sort of clunky watch started here and is moving to Europe?

Kosta Kartsotis - Fossil, Inc. - CEO

Well, there’s a lot of moving parts to it. The ceramic watch, it’s been around in the watch market for 20 years in different forms, and I think Chanel made it big and iconic, and that’s driven awareness of that ceramic category itself but also the look of that, and that is an ongoing thing.

It has happened in different parts of the world. It is in the United States right now very strongly. We are seeing it in Europe and Asia as well, and it is probably a big long-term iconic shift business and we are capitalizing on that.

Robin Murchison - SunTrust Robinson Humphrey - Analyst

You’re talking about the new styles, right?

Kosta Kartsotis - Fossil, Inc. - CEO

We’re talking about ceramic in general. If you look at the Michael Kors line, it is not just ceramic. First of all, it is a lot of different materials, looks very iconic. Our design teams, we have spent a lot of — we’ve put a lot of resources, technology, energy, people on our design teams in the last several years, and it is really starting to pay off big.

We have got a lot of innovation out there, and there’s — one watch after another is just stronger than the last, and it is driving a huge amount of awareness for watches in general and it is capitalizing on the trends that are happening in some of the luxury brands such as Chanel etc. The Michael Kors has got a lot of different categories that are working in a very strong way. And in addition to that, the brand is very, very strong. The awareness is very good and there are a lot of people out there looking for the brand and these products, so we are in a good position.

Robin Murchison - SunTrust Robinson Humphrey - Analyst

Right, no, honestly, when I look out there, a lot of different retail websites and then the wholesale websites obviously on back order. I am wondering how much in sales you are missing because you just don’t have enough of these popular styles to satisfy demand?

Kosta Kartsotis - Fossil, Inc. - CEO

Well, the one thing that is interesting about that is we had — obviously Michael Kors grew very quickly last year as well and we have identified a number of key styles there that we have got pretty large quantities that has been rolling. And I think we tripled the business in the first quarter, right, Mike?

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FINAL TRANSCRIPT

May 11, 2010 / 01:00PM GMT, FOSL - Q1 2010 Fossil, Inc. Earnings Conference Call

Mike Kovar - Fossil, Inc. - EVP, CFO & Treasurer

Right.

Kosta Kartsotis - Fossil, Inc. - CEO

Obviously, you’re going to run out of some styles, but on balance, if you look at, not just Michael Kors, but how much we grew our watch business last quarter, part of this is due to our operating model. We have relatively short leadtimes on reorders. So as we said in the notes, we saw very strong trends in watches in December and what we are shipping over the last couple of months is things that we saw in December sell-in and we aggressively bought back into them.

One of the benefits we have in our business model is the watch business does not change as fast as other businesses. It is not seasonally driven and we don’t have a lot of seasonal products. The stuff that sold really well in December is exactly the same thing that is selling right now. And we are seeing things that have changed slightly and suddenly in the last six, eight weeks and those things are going to sell 90 days from now when we get reorders back in.

So part of the reason we are so optimistic on the watch business is we are seeing — it has been broad-based, consistent. It has been happening for several months; it is happening in all brands. There is a lot more interest in watches generally and we are getting additional resources from the stores that are putting more inventory in and they are putting in more salespeople, giving it more space. I mean we are seeing a very positive future for watches over the last several months.

Robin Murchison - SunTrust Robinson Humphrey - Analyst

And just a couple more if I can and on currency. On the fourth-quarter conference call you talked about an impact of — negative impact of $0.17 due to ForEx changes. And I presume — was that also net of hedging similar to now you are saying the impact is $0.10 net of favorable hedging?

Mike Kovar - Fossil, Inc. - EVP, CFO & Treasurer

That’s correct.

Robin Murchison - SunTrust Robinson Humphrey - Analyst

Okay, then my last question would be this. What is your ability — some pundits — I am sure there is a lot of estimates out there, but it seems like the most popular one out there right now is the euro falling to $1.20. So I mean do you have any ability — I understand your guidance today talking about the $1.28, the $0.10 net impact. What is your ability to further hedge if the euro does fall to $1.20?

Mike Kovar - Fossil, Inc. - EVP, CFO & Treasurer

You are going to be forward-hedging at whatever the prevailing rates are. So if the euro falls to $1.20, we would have to agree to be go out at $1.20 on contracts, which really wouldn’t benefit us obviously. So the power of being able to offset a significant decline in the euro is related to the existing contracts we have in place. And as we have said, for the balance of 2010, we have about 65% of our expected euro activity covered through forward contracts at rates of $1.40 or above.

So with the euro trading down recently to the $1.27, $1.28 range, when we settle those contracts in the last three quarters of the year using these forwards, that will obviously generate settlement gains for us to offset any weakness that is going on with the translation due to a weaker euro.

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FINAL TRANSCRIPT

May 11, 2010 / 01:00PM GMT, FOSL - Q1 2010 Fossil, Inc. Earnings Conference Call

Robin Murchison - SunTrust Robinson Humphrey - Analyst

Guys, thanks very much and congratulations.

Operator

Anna Andreeva, JPMorgan.

Anna Andreeva - JPMorgan - Analyst

Thanks. Good morning, guys and congrats on a fantastic quarter. I just had a quick question on the gross margins. Could you maybe quantify the impact of lower off-price liquidation sales for the first quarter? And I think you said you expect that to continue to benefit in the second quarter as well? So I guess as we look out to the back half, despite what looks like will be bigger currency pressure, do you think there is an opportunity to still expand your gross margin?

Mike Kovar - Fossil, Inc. - EVP, CFO & Treasurer

To answer your last question, yes and I will get into that a little bit. To answer your first question, the reduced activity discontinued product sales through that off-price liquidation channel contributed about 120 basis points of the improvement in Q1. And we expect a level near that for Q2 as well as that activity didn’t really stop last year until we got beyond the second quarter.

As it relates to margins going forward, as Kosta mentioned, we are seeing a very strong increase in our watch businesses around the world. Our direct-to-consumer segment, including our retail store base, which has shown great comp growth and we are anticipating solid comp growth for the balance of this year. Those two areas are going to continue to drive margins favorably.

In fact, if you look at the first quarter and just at our wholesale businesses, the watch component of our wholesale business grew to about 84% of total sales versus 78% last year. And as we have always said, the watch gross margins are much more profitable than our typical accessories business and as a lot of the growth was coming from licensed brands, or faster growth I should say coming from licensed brands, because all of our watch businesses participated, the licensed watch brands, even after the royalty that we pay, are some of the highest margin businesses that we have.

So we do expect that trend to continue for the balance of the year. As we get to the fourth quarter, we obviously see a much larger mix of direct-to-consumer sales through our own retail stores and through our website, which historically have the impact of further increasing margins relative to the sequential quarter.

Anna Andreeva - JPMorgan - Analyst

That makes sense and that is helpful. And I guess staying on gross margins, just a question on sourcing. I guess most companies are telling us the back half will get a little tougher from a sourcing perspective and 2011 could be a bigger headwind. Are you guys seeing similar dynamics in your business or are you able to offset that?

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FINAL TRANSCRIPT

May 11, 2010 / 01:00PM GMT, FOSL - Q1 2010 Fossil, Inc. Earnings Conference Call

Mike Barnes - Fossil, Inc. - President & COO

Well, the great thing is that we are very, very focused on sourcing right now and we have spent a lot of time working with our supply chain — across the supply chain, up to and including our factories, to make sure that we have orders in place to cover our needs. We feel pretty good about where our inventory situation is and the on-order that we have coming to really be a great growing business right now.

In terms of pricing pressures, there has been some documentation that China raised labor rates, minimum wages over the past month or so and we were in Hong Kong, the executive management group, two or three weeks ago and we had a lot of meetings regarding this. And what we found is that, number one, we are not feeling the pressure as much as a lot of people are because of the competitive environment and the fact that we wanted to stay on top of things.

We were actually — our factories were already paying above minimum wage, so they didn’t feel the same pressures to raise labor as much as a lot of factories that weren’t paying over minimum wage at the time. So that was a positive note that we took away from there.

There has been some discussion as well on pricing for certain commodities such as leather going up in price, etc. I think that, with our buying power and our negotiating ability, we are able to keep price increases somewhat to a minimum compared to a lot of companies around the world and offset a lot of that. So there may be some pricing pressure coming in the future, but we feel pretty well-positioned to deal with that better than most companies out there in the marketplace.

Anna Andreeva - JPMorgan - Analyst

okay, okay, that’s great. And then just finally a question on the new licenses pipeline. What do you guys see in the next year or so and just looking at DKNY, I think that has been the biggest struggle in the last couple of quarters. Are you seeing any improvement there sequentially?

Mark Quick - Fossil, Inc. - Vice Chairman

Let me take care of the question on DKNY. Actually we have seen sequential improvement since first quarter of 2009. Each subsequent quarter has shown improved performance and that has continued into first quarter of this year. We are definitely seeing a strong turnaround and once again highly influenced by the quality of the product offering and the design innovation that our teams are giving it.

Mike Barnes - Fossil, Inc. - President & COO

As far as the pipeline for new licenses, Anna, we are going to stay opportunistic as always there and we will look at anything major that may be available out there. But I would have to say we are very pleased with the performance of our current existing portfolio, both the entire Fossil business and our portfolio of watch and jewelry brands that we carry right now. And we have got big opportunity to take what we have got and really grow it, continue growing it at a double-digit pace.

So we are pretty happy about that. The product offerings we are putting out there and the great brands that we have on a global basis are really driving our business. Between the Fossil brand, all categories in our portfolio of watches and jewelry, we have got a big opportunity, even organically. And when you put up on top of that anything that might come to us from the pipeline, there is just a big opportunity for this company over the next three to five years.

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FINAL TRANSCRIPT

May 11, 2010 / 01:00PM GMT, FOSL - Q1 2010 Fossil, Inc. Earnings Conference Call

Anna Andreeva - JPMorgan - Analyst

Sounds great. Thanks so much. Best of luck for the rest of 2010.

Operator

Randy Konick, Jefferies Capital.

Randy Konick - Jefferies - Analyst

Thanks a lot. So just a quick question again on off-price. Can you just give us the percent change in sales year-over-year to off-price or liquidation channel sales just year-over-year percent change? And then maybe give us some perspective on how far below peak — I am assuming peak was fourth quarter ‘08 in terms of where the sales were in 4Q ‘08, where they are now, what’s the change there?

And then on a separate question, you talked about sales growth driven by replenishment orders and the upturn in the watch category. So if we just think about restocking versus strong sell-throughs, how would you weight those two drivers to your sales upside in the most recent quarter and the most recent months?

Mike Kovar - Fossil, Inc. - EVP, CFO & Treasurer

Hey, Randy. This is Mike. I will take the first question and then I’ll defer to the guys on the second question. On the off-price channel, actually from Q4 2008 through Q2 of 2009, we saw a similar activity every quarter. At or just over about $10 million a quarter of off-price activity. The activity within the last quarter has been less than half that amount, so we have seen a significant decrease in the need to get rid of excess inventory.

As you know, we ended 2008 with an inventory significantly higher than we planned given that most of those inventories came in in August and September for the holiday period and we didn’t have so much of a holiday period back in 2008. So we were able to work through that by the end of the second quarter last year. So we should see a more normal comparison as we move out of the second quarter into Q3 and Q4.

Kosta Kartsotis - Fossil, Inc. - CEO

As for the restocking question, we are in a situation where the sales increases are pretty high at retail and they are putting additional resources behind the watch category. So both things are happening at one time. We are restocking and fueling sales growth.

Randy Konick - Jefferies - Analyst

And are you seeing that investment in any particular area of the category or is it just more broad-based? Like is it more fashion versus classic or a different price point? Any more color there?

Kosta Kartsotis - Fossil, Inc. - CEO

There are specific — some categories and styles that are selling at very fast rates and better than other ones (technical difficulty) obviously. So it is really a situation of a growing business and a growing amount of space, resources, etc. for the category. So we are seeing both things.

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FINAL TRANSCRIPT

May 11, 2010 / 01:00PM GMT, FOSL - Q1 2010 Fossil, Inc. Earnings Conference Call

Randy Konick - Jefferies - Analyst

And then if you would have to just give us — I guess the last question. If you just have to give us color on what is best-performing within your watch segment, is it some sort of color, some sort of strap, fabric or nonleather fabric, nonleather construction or something like that? Can you just give us a little color there and that is it? Thanks.

Kosta Kartsotis - Fossil, Inc. - CEO

I would describe it by saying there is a lot of things and they are all differentiated. The best thing probably would be to go to our store and look at the products and go to a department store and look at the different brands. It is a lot of different things. It is pretty broad-based. It is basically a response to new ideas and innovation, things that people don’t already own. There has been kind of this real broad-based, more interest in watches that you’ll see — if you look at photo shoots and runway shows, etc., you’ll see watches on people’s wrists. You hadn’t seen that in a while.

There has been discussion over the last several years, people don’t need watches because they have cell phones and we see there is an interest in maybe younger people that hadn’t worn a watch in a while, they want one now. Whatever the reason is, there is just more interest in watches and we are seeing it especially in differentiated brands and materials and categories.

Randy Konick - Jefferies - Analyst

Great, thanks.

Operator

Eric Beder, Brean Murray.

Eric Beder - Brean Murray - Analyst

Good morning, congratulations. Could you talk a little bit — you’ve talked about the higher end doing well in differentiated product. What about the mid to lower and how is Relic doing, and could you talk a little bit about watch (inaudible), how’s that in terms of expansion here?

Mike Kovar - Fossil, Inc. - EVP, CFO & Treasurer

I can talk to Relic. On the watch, I’ll let Mark talk to the accessory side, but I’ve got the watch stuff in front of me. We actually had a nice performance in Relic. That business was up in watches in the JCPenney, Kohl’s and Sears channel small double-digits or low double digits in Q1. So it is obviously seeing the same blip across the category that all of our other brands are seeing as well. And we feel like that business will continue to be strong for the balance of the year, but again it is a limited customer base. Mark, do you want to talk about accessories?

Mark Quick - Fossil, Inc. - Vice Chairman

I would add also on Relic watch that we experienced at retail similar performance to what we saw at wholesale. So the goods were selling through and we expect that momentum to continue. Within the accessories category, once again, not as strong as what we saw leading the way in watches. The men’s Relic performance, I would say, was better than the women’s accessory performance. And that in terms of a net sales base is similar to what we see happening in Fossil. So it is pretty much a mirror of the rest of the performance within Fossil versus Relic.

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FINAL TRANSCRIPT

May 11, 2010 / 01:00PM GMT, FOSL - Q1 2010 Fossil, Inc. Earnings Conference Call

Eric Beder - Brean Murray - Analyst

And how is the watch station business doing?

Mike Barnes - Fossil, Inc. - President & COO

Right now, our watch station is actually meeting our expectations. It is a relatively small business. We have five outlets that are open in the US. They are doing well and hitting our expectations on a combined basis and we just recently opened two new regular-priced watch station stores in Singapore, which appear to be coming out of the box pretty strongly. So we think that watch station is still a big growth opportunity for us for the future. It is relatively small right now, but meeting our expectations and we are looking forward to developing that concept as we move forward.

Eric Beder -Brean Murray - Analyst

And finally apparel. How is the experimentation? I know you were gong to start experimenting with that in Europe. Has that begun and if it has, what are the initial reactions to that?

Kosta Kartsotis - Fossil, Inc. - CEO

We put apparel in a couple of stores that we had space there, so we just started that probably in the last month or so. We are going to be opening a store in Germany that is an apparel store similar to what Stonebriar is, so that is going to happen probably in the next quarter or so and we are looking for additional space to do additional tests.

In addition to that, we also had put apparel on our website in Germany and as I mentioned before, we are going to be doing a catalog in the fourth quarter that will have — that we will have apparel in our catalog that goes out fourth quarter. We will also be closing a number of our apparel stores that have been opened 10 years, the leases were up, so we are in the process of reformulating that. One of those stores we’re actually going to remodel. King of Prussia will be remodeled next quarter to the Stonebriar model, which continues to do extremely well.

We are basically kind of still in this incubator mode still working on the concept. We are going to open King of Prussia, we will open one or maybe a couple more in Europe and really emphasizing website and catalog. The apparel process, what we say is kind of an incubator. It is part of our head to toe Fossil lifestyle brand image that helps us on our website and catalog. It helps us move into new categories like shoes, etc. so it basically a big long-term project for us.

One of the things that we do think is that there is a large opportunity in Europe. As overserved as the United States is in apparel and as difficult as that business is in general, Europe is somewhat the opposite and we do have a very large presence there. The brand is extremely strong and there is a very large interest in American brands and it could be a big opportunity for us. Having said that, it is still pretty much of an incubator for us.

Eric Beder - Brean Murray - Analyst

Great, congratulations. Thank you.

Operator

Cliff Greenberg, Baron Capital.

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FINAL TRANSCRIPT

May 11, 2010 / 01:00PM GMT, FOSL - Q1 2010 Fossil, Inc. Earnings Conference Call

Cliff Greenberg - Baron Capital - Analyst

Congratulations. With the success of the accessory store seemingly in the States and not just outside the States, what is your appetite or approach to opening or ramping up the opening schedule for stores in the US and outside the US? Mike, maybe just review what you’re planning to do this year on a gross basis and then as you look into the future what your opportunity is?

Mike Barnes - Fossil, Inc. - President & COO

Sure, Cliff. This year, as we have said, we are planning to open approximately 50 new stores this year and that is going to be concentrated on outside the US right now. Having said that, we have seen greatly improving performances. You may recall that we kind of slowed down the rollout in the US after we saw the 2008 stores that we opened that didn’t come out of the box as strong as we had anticipated that they would. And we wanted to make sure that we got better productivity before we continued rolling out in the US.

To be fair to some of those 2008 stores, a lot of them were open in places like Florida, Arizona, California, etc. some of the hardest hit places during the recession and now this year, we have seen these stores improve dramatically. In fact, better improvement than we have seen in a lot of places. And so we think that there is definitely an opportunity to resume opening in the US. We are going to be opportunistic about that and we are going to take it one step at a time. But definitely the opportunity still exists within the US and certainly outside the US where we have seen consistent performance outperforming the pro formas that we’ve put out there. So we are bullish on the US opportunity, as well as the international opportunity.

Cliff Greenberg - Baron Capital - Analyst

Great, thank you.

Operator

Mr. Kovar, there are no further questions at this time. Please continue.

Mike Kovar - Fossil, Inc. - EVP, CFO & Treasurer

Thank you. Should you want to replay this conference call, it has been recorded and will be available from 10 a.m. Central time today until 12 midnight Central time tomorrow. And you can call 303-590-3030 or 1-800-406-7325 for that recording. Enter reservation number 4284196. Again, that number is 303-590-3030 or 1-800-406-7325, reservation code 4284196 followed by the pound sign. The conference call has also been recorded by Street Events and may be accessed through Street Event’s website at www.streetevents.com or directly through our website at fossil.com by clicking on Investor Relations on our homepage and then on webcasts.

Finally, should you have any questions that did not get addressed today, please give myself or Mike Barnes a call. Thanks again for joining us. Our next scheduled conference call will be in August for the release of our 2010 second-quarter operating results.

Operator

Ladies and gentlemen, this concludes the conference call for today. Thank you for your participating. Please disconnect your line.

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FINAL TRANSCRIPT

May 11, 2010 / 01:00PM GMT, FOSL - Q1 2010 Fossil, Inc. Earnings Conference Call

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